UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

March 25, 2021

Date of Report

(Date of earliest event reported)

GENWORTH FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32195	80-0873306
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6620 West Broad Street, Richmond, VA	23230
(Address of principal executive offices)	(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $.001 per share	GNW	NYSE (New York Stock Exchange)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2021, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors of Genworth Financial, Inc. (the “Company” or “Genworth”) increased the size of the Board of Directors to 12 directors and elected Jill R. Goodman, Howard D. Mills, III and Ramsey D. Smith to serve as new directors. The Board of Directors has determined that Ms. Goodman and Messrs. Mills and Ramsey are each an independent director within the meaning of the listing standards of the New York Stock Exchange and the Securities Exchange Act of 1934, as amended. The Board of Directors will determine committee appointments for Ms. Goodman and Messrs. Mills and Ramsey in the future.

As of the date of their election to the Board of Directors, Ms. Goodman and Messrs. Mills and Ramsey will participate in the Company’s compensation plans for non-management directors, as described in detail in the Company’s proxy statement dated October 28, 2020 and filed with the Securities and Exchange Commission on such date.

In addition, on March 25, 2021, the Company announced that its current non-executive Board Chair James S. Riepe, along with board members David M. Moffett and Thomas E. Moloney, intend to retire from service on the Board of Directors following the completion of their current terms in May 2021, and will not stand for re-election. It is expected that the Board of Directors will appoint current board member Melina E. Higgins as the non-executive Board Chair immediately following Genworth’s 2021 Annual Meeting of Stockholders upon her re-election. The 2021 Annual Meeting of Stockholders will be held on May 20, 2021.

Jill R. Goodman

Ms. Goodman, age 54, is currently Managing Director of Foros Advisors LLC, a strategic financial and mergers and acquisitions advisory firm, a position she has held since November 2013. Previously, she served as a Managing Director and Head, Special Committee and Fiduciary Practice—U.S. at Rothschild from 2010 to October 2013. From 1998 to 2010, Ms. Goodman was with Lazard in the Mergers & Acquisitions and Strategic Advisory Group, most recently as Managing Director. Ms. Goodman advises companies and special committees with regard to mergers and acquisitions. Ms. Goodman has served as a director of Cboe Global Markets, a financial exchange and data company, since 2012. Ms. Goodman graduated magna cum laude from Rice University with a B.A. degree. She received her J.D. degree, with honors, from the University of Chicago Law School.

Howard D. Mills, III

Mr. Mills, age 56, retired in May 2019 following a 12-year career at Deloitte, LLP, where he served as Managing Director and Global Insurance Regulatory Leader from 2007 until his retirement. During his tenure at Deloitte, Mr. Mills served Deloitte’s largest insurance clients, both in the U.S. and globally. Mr. Mills currently serves as an independent senior advisor at the Deloitte Center for Regulatory Strategies, where he advises boards and financial services companies on U.S. and global regulatory risk and compliance, enterprise risk management (ERM), environmental, social, and governance (ESG) matters, strategy, reputational risk, public policy and corporate citizenship. Prior to joining Deloitte, Mr. Mills served as the Superintendent of the New York State Insurance Department from January 2006 until December 2007. Mr. Mills served three terms in the New York State Assembly from 1999 to 2004, where he was an active member of the National Council of Insurance Legislators and rose to become Deputy Minority Leader. Mr. Mills has served as a director of The Doctors Company since May 2019, the largest physician-owned medical malpractice insurer in the U.S., and currently serves on its audit committee. Mr. Mills has also served on the Board of Directors of Ensight, a cloud-based insurance sales platform, since June 2019. Mr. Mills currently serves on the Board of Directors of the Insurance Federation of New York and as a Trustee of The Institutes Griffith Insurance Education Foundation. Mr. Mills received a B.A. in political science from Marist College and his M.A. in public administration from The American University. He is also a National Association of Corporate Directors Governance Fellow.

Ramsey D. Smith

Mr. Smith, age 53, is the founder and CEO of ALEX.fyi, a retirement solutions company. Before founding ALEX.fyi in 2016, Mr. Smith spent over two decades at Goldman Sachs, most recently as Managing Director, Equity Derivative Sales, Head of Insurance. Mr. Smith is active in philanthropic activities, including serving as Vice Chairman of the Board of Sponsors for Educational Opportunity and as a trustee of the Dalton School. Mr. Smith received an A.B. degree in Romance Languages and Literature from Princeton University and an MBA from Harvard Business School.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release issued by the Company, dated March 25, 2021

104.	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 26, 2021	GENWORTH FINANCIAL, INC.

	By:	/s/ Ward E. Bobitz
Ward E. Bobitz
Executive Vice President and General Counsel